Exhibit 4.2

ADESA, INC.

   % SENIOR SUBORDINATED NOTES DUE 2012

INDENTURE

Dated as of June    , 2004

LASALLE BANK NATIONAL ASSOCIATION

Trustee

CROSS-REFERENCE TABLE

TIA Section		Indenture Section

310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	7.10
	(b)	7.10
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.05
	(b)	13.03
	(c)	13.03
313	(a)	7.06
	(b)(2)	7.07
	(c)	7.06; 13.02
	(d)	7.06
314	(a)	4.03; 13.02
	(c)(1)	13.04
	(c)(2)	13.04
	(c)(3)	N.A.
	(e)	13.05
	(f)	N.A.
315	(a)	7.01
	(b)	7.05,13.02
	(c)	7.01
	(d)	7.01
	(e)	6.11
316	(a) (last sentence)	2.09
	(a)(1)(A)	6.05
	(a)(1)(B)	6.04
	(a)(2)	N.A.
	(b)	6.07
	(c)	2.12
317	(a)(1)	6.08
	(a)(2)	6.09
	(b)	2.04
318	(a)	13.01
	(b)	N.A.
	(c)	13.01

N.A. means Not Applicable

Note:                                                                   This Cross-Reference Table is not part of this Indenture.

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

1.01	Definitions.
1.02	Other Definitions.
1.03	Incorporation by Reference of Trust Indenture Act.
1.04	Rules of Construction.

ARTICLE II

THE NOTES

2.01	Form and Dating.
2.02	Execution and Authentication.
2.03	Registrar and Paying Agent.
2.04	Paying Agent to Hold Money in Trust.
2.05	Holder Lists.
2.06	Transfer and Exchange.
2.07	Replacement Notes.
2.08	Outstanding Notes.
2.09	Treasury Notes.
2.10	Temporary Notes.
2.11	Cancellation.
2.12	Defaulted Interest.
2.13	CUSIP Numbers.

ARTICLE III

REDEMPTION AND PREPAYMENT

3.01	Notices to Trustee.
3.02	Selection of Notes To Be Redeemed.
3.03	Notice of Redemption.
3.04	Effect of Notice of Redemption.
3.05	Deposit of Redemption Price.
3.06	Notes Redeemed in Part.
3.07	Optional Redemption.
3.08	Mandatory Redemption.

i

ARTICLE IV

COVENANTS

4.01	Payment of Notes.
4.02	Maintenance of Office or Agency.
4.03	Reports.
4.04	Changes in Covenants when Notes Rated Investment Grade.
4.05	Taxes.
4.06	Limitations on Layering Indebtedness.
4.07	Limitations on Restricted Payments.
4.08	Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries.
4.09	Limitations on Additional Indebtedness.
4.10	Limitations on Asset Sales.
4.11	Limitations on Transactions with Affiliates.
4.12	Limitations on Liens.
4.13	Limitations on Designation of Unrestricted Subsidiaries.
4.14	Conduct of Business.
4.15	Change of Control.
4.16	Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.

ARTICLE V

SUCCESSORS

5.01	Limitations on Mergers, Consolidations, Etc..

ARTICLE VI

DEFAULTS AND REMEDIES

6.01	Events of Default.
6.02	Acceleration.
6.03	Other Remedies.
6.04	Waiver of Past Defaults.
6.05	Control by Majority.
6.06	Limitation on Suits.
6.07	Rights of Holders of Notes to Receive Payment.
6.08	Collection Suit by Trustee.
6.09	Trustee May File Proofs of Claim.
6.10	Priorities.
6.11	Undertaking for Costs.
6.12	Compliance Statement.

ARTICLE VII

TRUSTEE

7.01	Duties of Trustee.
7.02	Rights of Trustee.

7.03	Individual Rights of Trustee.
7.04	Trustee’s Disclaimer.
7.05	Notice of Defaults.
7.06	Reports by Trustee to Holders of the Notes.
7.07	Compensation and Indemnity.
7.08	Replacement of Trustee.
7.09	Successor Trustee by Merger, etc.
7.10	Eligibility; Disqualification.
7.11	Preferential Collection of Claims Against Company.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

8.01	Option to Effect Legal Defeasance or Covenant Defeasance.
8.02	Legal Defeasance and Discharge.
8.03	Covenant Defeasance.
8.04	Conditions to Legal or Covenant Defeasance.
8.05	Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.
8.06	Repayment to Company.
8.07	Reinstatement.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

9.01	Without Consent of Holders of Notes.
9.02	With Consent of Holders of Notes.
9.03	With Consent of Holders of Senior Debt
9.04	Compliance with Trust Indenture Act.
9.05	Revocation and Effect of Consents.
9.06	Notation on or Exchange of Notes.
9.07	Trustee to Sign Amendments, etc.

ARTICLE X

SUBORDINATION

10.01	Agreement to Subordinate.
10.02	Liquidation; Dissolution; Bankruptcy.
10.03	Default on Designated Senior Debt.
10.04	Acceleration of Securities.
10.05	When Distribution Must Be Paid Over.
10.06	Notice by Company.
10.07	Subrogation.
10.08	Relative Rights.
10.09	Subordination May Not Be Impaired by Company.
10.10	Distribution or Notice to Representative.
10.11	Rights of Trustee and Paying Agent.

10.12	Authorization to Effect Subordination.
10.13	Amendments.

ARTICLE XI

NOTE GUARANTEES

11.01	Future Guarantees.
11.02	Terms of Guarantees.
11.03	Limitation on Guarantor Liability.
11.04	Execution and Delivery of Supplemental Indenture.
11.05	Releases Following Sale of Assets.

ARTICLE XII

SATISFACTION AND DISCHARGE

12.01	Satisfaction and Discharge.
12.02	Application of Trust Money.

ARTICLE XIII

MISCELLANEOUS

13.01	Trust Indenture Act Controls.
13.02	Notices.
13.03	Communication by Holders of Notes with Other Holders of Notes.
13.04	Certificate and Opinion as to Conditions Precedent.
13.05	Statements Required in Certificate or Opinion.
13.06	Rules by Trustee and Agents.
13.07	No Personal Liability of Directors, Officers, Employees and Stockholders.
13.08	Governing Law.
13.09	No Adverse Interpretation of Other Agreements.
13.10	Successors.
13.11	Severability.
13.12	Counterpart Originals.
13.13	Table of Contents, Headings, etc.

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF SUPPLEMENTAL INDENTURE

INDENTURE dated as of June [   ], 2004 between ADESA, Inc., a Delaware corporation (the “Company”), and LaSalle Bank National Association, as trustee (the “Trustee”).

The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE I

DEFINITIONS AND INCORPORATION
BY REFERENCE

1.01                           Definitions.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Company or any Restricted Subsidiary, any Indebtedness of a Person (other than the Company or a Restricted Subsidiary) existing at the time such Person is merged with or into the Company or a Restricted Subsidiary, or Indebtedness expressly assumed by the Company or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

“Additional Notes” means Notes, unlimited in aggregate principal amount (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

“Agent”  means any Registrar, Paying Agent or co-registrar.

 “AFC” means Automotive Finance Corporation, any of its Subsidiaries, and any successor entity thereto.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person.  For purposes of Section 4.11 hereof, Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referenced Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referenced Person or (3) with respect to an individual, any immediate family member of such Person.  For purposes of this definition “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and “amendment” shall have a correlative meaning.

“Applicable Premium” means with respect to a Note at any time, the greater of (1) 1.0% of the principal amount of such Note at such time and (2) the excess of (A) the present value at such time of the principal amount of such Note plus any required premium and interest payments due on such Note from the redemption

date to [            ], 2008, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

“asset” means any asset or property.

“Asset Acquisition” means

(1)                                  an Investment by the Company or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary, or

(2)                                  the acquisition by the Company or any Restricted Subsidiary of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Company or any Restricted Subsidiary to any Person other than the Company or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Company or any of its Restricted Subsidiaries other than in the ordinary course of business.  For purposes of this definition, the term “Asset Sale” shall not include:

(1)                                  transfers of cash or Cash Equivalents;

(2)                                  transfers of assets (including Equity Interests) that are governed by, and made in accordance with, Section 5.01 hereof;

(3)                                  Permitted Investments and Restricted Payments permitted under Section 4.07 hereof;

(4)                                  the creation of or realization on any Lien permitted under this Indenture;

(5)                                  transfers of damaged, worn-out or obsolete equipment or assets that, in the Company’s reasonable judgment, are no longer used or useful in the business of the Company or the Restricted Subsidiaries;

(6)                                  sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Company or any Restricted Subsidiary to the extent not materially interfering with the business of the Company and the Restricted Subsidiaries;

(7)                                  sales of Receivables of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity for the Fair Market Value thereof;

(8)                                  any sale, transfer or disposition of assets that have been repossessed or foreclosed upon in the ordinary course of business;

(9)                                  any sale of assets as the result of any casualty event, condemnation or taking;

(10)                            any exchange of assets related to a Permitted Business of comparable market value, as determined in good faith by the Company, which in the event of an exchange of assets with a Fair Market Value (x)  in excess of $2.0 million shall be evidenced by an Officers’ Certificate, and (y) in excess of $5.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Company;

(11)                            any sale or other disposition of assets to a Permitted Joint Venture solely in exchange for Equity Interests; provided that such Investment is made pursuant to clause (8) of the definition of Permitted Investments;

(12)                            the issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to any Restricted Subsidiary;

(13)                            surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims; and

(14)                            any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $2.0 million.

“Attributable Indebtedness”, when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate borne by the Notes, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Change of Control,” any duly authorized committee of such body.

“Borrowing Base” means, as of any date, an amount equal to 85% of Finance Receivables at the end of the fiscal quarter preceding such date, after giving effect on a pro forma basis to any Asset Acquisitions or dispositions that are consummated on or prior to the applicable date of determination.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York or Illinois are authorized or required by law to close.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(1)                                  United States legal tender or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)                                  marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), maturing within 365 days of the date of acquisition thereof;

(3)                                  demand and time deposits and certificates of deposit or acceptances, maturing within 365 days of the date of acquisition thereof, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a “B” rating by Thomson Financial BankWatch;

(4)                                  commercial paper maturing no more than 365 days from the date of creation and rated at least A-2 by S&P or at least P-2 by Moody’s;

(5)                                  repurchase obligations with a term of not more one year for underlying securities of the types described in clauses (2) and (3) above entered into with any commercial bank meeting the specifications of clause (3) above;

(6)                                  marketable direct obligations issued by the United States of America or any political subdivision of any state or any public instrumentality thereof having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within one year after the date of acquisition; and

(7)                                  investments in money market or other mutual funds at least 90% of whose assets comprise securities of the types described in clauses (1) through (6) above.

“Change of Control” means the occurrence of any of the following events:

(1)                                  after the Issue Date, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Company;

(2)                                  during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of the majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company;

(3)                                  (a) all or substantially all of the assets of the Company and the Restricted Subsidiaries are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (b) the Company consolidates or merges with or into another Person or any Person consolidates or merges with or into the Company, in either case under this clause (3)(b), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Company immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing a majority of the total voting power of the Voting Stock of the Company or the surviving or transferee Person; or

(4)                                  the Company shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Company.

Notwithstanding the forgoing, (i) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement, (ii) any holding company whose only significant asset is Equity Interests of the Company shall not itself be considered a “person” or “group” for purposes of clause (1) or (2) above and (iii) the Spin-Off shall not constitute a Change of Control unless, as a result of the Spin-Off, any Person is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Company.

“Clearstream”  means ClearStream Bank S.A.

“Company” means ADESA, Inc., and any and all successors thereto and not to any of its Subsidiaries.

“Consolidated Amortization Expense” for any period means the amortization expense of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow” for any period means, without duplication, the sum of the amounts for such period of

(1)                                  Consolidated Net Income, plus

(2)                                  in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders,

(a)                                  Consolidated Income Tax Expense,

(b)                                 Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

(c)                                  Consolidated Depreciation Expense,

(d)                                 Consolidated Interest Expense,

(e)                                  non-cash expenses relating to employee stock option plans of the Company and options granted by the Company that have been expensed, and

(f)                                    all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, in each case determined on a consolidated basis in accordance with GAAP, minus

(3)                                  the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Company and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means the ratio of Consolidated Cash Flow during the most recent four consecutive full fiscal quarters for which financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”) to Consolidated Interest Expense for the Four-Quarter Period.  For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)                                  the incurrence of any Indebtedness or the issuance of any Preferred Stock of the Company or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2)                                  any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

(1)                                  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on this Indebtedness in effect on the Transaction Date;

(2)                                  if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3)                                  notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication,

(1)                                  the interest component of all payments associated with Capitalized Lease Obligations and Attributable Indebtedness,

(2)                                  the net costs associated with Hedging Obligations,

(3)                                  amortization of debt discount,

(4)                                  the interest portion of any deferred payment obligations,

(5)                                  all non-cash, pay-in-kind or similar interest expense,

(6)                                  capitalized interest,

(7)                                  the product of (a) all cash dividend payments on any series of Disqualified Equity Interests of the Company or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Company or a Wholly-Owned Restricted Subsidiary or to the extent paid in Qualified Equity Interests), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Company and the Restricted Subsidiaries, expressed as a decimal,

(8)                                  all interest payable with respect to discontinued operations, and

(9)                                  all interest on any Indebtedness described in clause (7) or (8) of the definition of Indebtedness.

Consolidated Interest Expense shall be calculated excluding unrealized gains and losses with respect to Hedging Obligations.

“Consolidated Net Income” for any period means the net income (or loss) of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1)                                  the net income (or loss) of any Person (other than a Restricted Subsidiary or EndTrust Lease End Services, LLC) in which any Person other than the Company and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Company or any of its Wholly-Owned Restricted Subsidiaries during such period;

(2)                                  except to the extent includible in the consolidated net income of the Company pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Company or any Restricted Subsidiary;

(3)                                  the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary during such period, except that the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(4)                                  for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Company by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(5)                                  other than for purposes of calculating the Restricted Payments Basket, any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Company or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Company or any Restricted Subsidiary or (b) any Asset Sale by the Company or any Restricted Subsidiary;

(6)                                  gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(7)                                  unrealized gains and losses with respect to Hedging Obligations;

(8)                                  the cumulative effect of any change in accounting principles; and

(9)                                  other than for purposes of calculating the Restricted Payments Basket, any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), realized by the Company or any Restricted Subsidiary during such period.

In addition any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (3)(d) of the first paragraph of Section 4.07 hereof or decreased the amount of Investments outstanding pursuant to clause (13) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

“Consolidated Net Tangible Assets” means, with respect to the Company as of any date, the aggregate of the assets of the Company and its Restricted Subsidiaries excluding (1) goodwill, patents, trade names, trade marks, copyrights, franchises and other assets properly classified as intangible assets in accordance with GAAP, as of such date on a consolidated basis, determined in accordance with GAAP and (2) total current liabilities (excluding any Indebtedness which, at the option of the Company or any Restricted Subsidiary, is renewable or extendable to a term exceeding 12 months and which is included in current liabilities and further excluding any deferred income taxes which are included in current liabilities).  In the event that information relating to

Consolidated Net Tangible Assets is not available as of any date, then the most recently available information will be utilized.

“Contribution Transactions” means the contribution or transfer, at any time (including after the consummation of the IPO) by ALLETE, Inc. to the Company or any Subsidiary of property, assets or Equity Interests that are owned or controlled by ALLETE, Inc. prior to the consummation of the IPO, including, without limitation, transfers or contributions in connection with the Joint Aircraft Agreement or ADESA San Diego LLC.

“Corporate Trust Office of the Trustee”  shall be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Company.

 “Coverage Ratio Exception” has the meaning set forth in the proviso in the first paragraph of Section 4.09.

“Credit Agreement” means the Credit Agreement dated on or about the Issue Date by and among the Company, as Borrower, UBS AG, Stamford Branch, as administrative agent, UBS Securities LLC, as arranger and syndication agent, and the other lenders named therein, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended or refinanced from time to time.

“Credit Facilities” means one or more debt facilities or debt issuances (which may be outstanding at the same time and including, without limitation, the Credit Agreement) providing for revolving credit loans, term loans or letters of credit notes, bonds, debentures or other similar instruments and, in each case, as such agreements may be amended, amended and restated, supplemented, modified, extended, refinanced, replaced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders (including any increase in principal amount resulting from the incurrence of Indebtedness in accordance with the Coverage Ratio Exception).

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

 “Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

 “Designated Senior Debt” means (1) Senior Debt and Guarantor Senior Debt under or in respect of the Credit Facilities and (2) any other Indebtedness constituting Senior Debt or Guarantor Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as “Designated Senior Debt.”

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Company to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 91st day after the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control or asset sale provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under Sections 4.10 and 4.15 hereof, respectively, and such Equity Interests specifically provide that the Company shall not redeem any such Equity Interests pursuant to such provisions prior to the Company’s purchase of the Notes as required pursuant to the provisions described under Sections 4.10 and 4.15 hereof, respectively.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary other than a Foreign Subsidiary.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Euroclear” means Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear system.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by the Board of Directors of the Company or a duly authorized committee thereof, as evidenced by a resolution of such Board or committee.

“Finance Receivables” means Receivables, which are originated in ordinary course transactions by AFC or a Securitization Entity, that are included on the Company’s balance sheet.

 “Foreign Subsidiary” means any Restricted Subsidiary which (i) is not organized under the laws of (x) the United States or any state thereof or (y) the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“Global Note Legend”  means the legend set forth in Section 2.06(2)(a), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes”  means each of the Global Notes, substantially in the form of Exhibit A hereto issued in accordance with Section 2.06 hereof.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person:  (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantor Senior Debt” means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes.

Without limiting the generality of the foregoing, “Guarantor Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

(1)                                  all monetary obligations of every nature of such Guarantor under, or with respect to, the Credit Facilities, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2)                                  all Hedging Obligations in respect of the Credit Facilities;

in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Guarantor Senior Debt” shall not include:

(1)                                  any Indebtedness of such Guarantor to the Company or any of its Subsidiaries;

(2)                                  Indebtedness to, or guaranteed on behalf of, any director, officer or employee of the Company or any of its other Subsidiaries (including, without limitation, amounts owed for compensation);

(3)                                  obligations to trade creditors and other amounts incurred (but not under the Credit Facilities) in connection with obtaining goods, materials or services;

(4)                                  Indebtedness represented by Disqualified Equity Interests;

(5)                                  any liability for taxes owed or owing by such Guarantor;

(6)                                  that portion of any Indebtedness incurred in violation of Section 4.09 hereof (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers’ certificate of such Guarantor to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of this Indenture);

(7)                                  Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor; and

(8)                                  any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

“Guarantors” means each Person that is required to, or at the election of the Company does, become a Guarantor by the terms of this Indenture after the Issue Date, in each case, until such Person is released from its Note Guarantee in accordance with the terms of this Indenture.

“Hedging Obligations” of any Person means the obligations of such Person under any swap, cap, collar, forward purchase or similar agreement or arrangement with respect to  interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Holder” means any registered holder, from time to time, of the Notes.

“incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or, indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall not be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1)                                  all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2)                                  all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)                                  all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(4)                                  all obligations of such Person to pay the deferred and unpaid purchase price of property or services due more than six months after such property is acquired or such services are completed, except trade payables and accrued expenses incurred by such Person in the ordinary course of business;

(5)                                  the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person;

(6)                                  all Capitalized Lease Obligations of such Person;

(7)                                  all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8)                                  all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Company or its Subsidiaries that is guaranteed by the Company or the Company’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Company and its Subsidiaries on a consolidated basis;

(9)                                  all Attributable Indebtedness; and

(10)                            to the extent not otherwise included in this definition, Hedging Obligations of such Person;

provided, however, that for the avoidance of doubt, undivided ownership interests in Receivables owned by Persons other than the Company or a Restricted Subsidiary in connection with the Receivables Purchase Agreement or any Qualified Securitization Transaction shall not constitute Indebtedness.

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date.  The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured.  For purposes of clause (5), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to this Indenture.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Director” means a director of the Company who

(1)                                  is independent with respect to the transaction at issue;

(2)                                  does not have any material financial interest in the Company or any of its Affiliates (other than as a result of holding securities of the Company); and

(3)                                  has not and whose Affiliates or affiliated firm has not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, any compensation, payment or other benefit, of any type or form, from the Company or any of its Affiliates, other than customary directors’ fees for serving on the Board of Directors of the Company or any Affiliate and reimbursement of out-of-pocket expenses for attendance at the Company’s or Affiliate’s board and board committee meetings.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Company’s Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Company and its Affiliates.

“Initial Notes”  means the first $125.0 million aggregate principal amount of [    ]% Senior Subordinated Notes due 2012 issued under this Indenture on the Issue Date.

“interest” means, with respect to the Notes, interest on the Notes.

“Investment Grade Rating” means a rating of Baa3 or better by Moody’s and BBB- or better by S&P.

“Investments” of any Person means:

(1)                                  all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2)                                  all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

(3)                                  all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP (including, if required by GAAP, purchases of assets outside the ordinary course of business); and

(4)                                  the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made.  The amount of any Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with Section 4.13 hereof.  If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained.  Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Company shall be deemed not to be Investments.

“IPO” means the public offering of common stock of the Company pursuant to a registration statement on Form S-1 originally filed with the SEC on March 11, 2004.

“IPO Transactions” means (1) the repayment of principal and accrued interest on an intercompany note in the amount of $100.0 million owed to ALLETE, Inc., representing the payment by the Company of a dividend to ALLETE, Inc. on May [   ], 2004; (2) the repurchase of Equity Interests of the Company in an amount not to exceed $166.0 million; and (3) the portion of fees and expenses in connection with the IPO and related transactions that are paid by the Company.

“Issue Date” means the date on which the Initial Notes are originally issued.

“Joint Aircraft Agreement” means the Joint Aircraft Ownership and Management Agreement, dated [        ], 2004, between the Company and ALLETE, Inc.

“Liability Management Transactions” means (A) redemption in full of the following debt issues:  (i) ADESA Corporation 7.7% Senior Notes, Series A, due 2006, and (ii) ADESA Corporation 8.10% Senior Notes, Series B, Due 2010; (B) repayment in full of the following: (i) a note payable in the amount of $45 million relating to the Company’s used vehicle auction facility located in Tracy, California, (ii) a note payable in the amount of $28.4 million relating to the Company’s used vehicle auction facilities located in Boston, Massachusetts, Charlotte, North Carolina and Knoxville, Tennessee, (iii) a note payable to Interstate Auto Auction in the amount of $1.8 million; and (iv) all amounts outstanding under the Amended and Restated Credit Agreement, dated of July 25, 2003, between ADESA Corporation and Bank One, N.A.; (C) consents relating to the Revolving Credit Agreement, dated March 22, 2001, between Automotive Recovery Services, Inc. and Fleet National Bank; (D) amendment of the Receivables Purchase Agreement; and (E) termination of the guaranty by ALLETE, Inc. of the Master Lease Agreement, dated December 4, 2001, between LaSalle National Leasing Corporation and ADESA Corporation.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of

(1)                                  brokerage commissions and other fees and expenses (including fees, discounts and expenses of legal counsel, accountants and investment banks, consultants and placement agents) of such Asset Sale;

(2)                                  provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3)                                  amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4)                                  payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 90 days after the date of, such Asset Sale;

(5)                                  the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties); and

(6)                                  appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Non-Recourse Debt” means Indebtedness of an Unrestricted Subsidiary:

(1)                                  as to which neither the Company nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Equity Interests of such Unrestricted Subsidiary (b) is directly or indirectly liable as a guarantor or otherwise, other than by virtue of a pledge of the Equity Interests of such Unrestricted Subsidiary, or (c) constitutes the lender; and

(2)                                  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Credit Agreement or Notes) of the Company or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Notes” means the Initial Notes and the Additional Notes, if any, permitted to be issued in accordance with this Indenture.

 “Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means any of the following of the Company:  the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel”  means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.05 hereof.  The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

 “Pari Passu Indebtedness” means any Indebtedness of the Company or any Guarantor that ranks pari passu in right of payment with the Notes or the Note Guarantees, as applicable.

“Participant”  means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

 “Permitted Business” means the businesses engaged in by the Company and its Subsidiaries on the Issue Date as described in this prospectus and businesses that are similar, ancillary or reasonably related thereto or reasonable extensions, expansions or developments thereof.

“Permitted Holder” means ALLETE, Inc. and any of its Subsidiaries.

“Permitted Investment” means:

(1)                                  Investments by the Company or any Restricted Subsidiary in any Restricted Subsidiary or any Person that will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Company or any Restricted Subsidiary;

(2)                                  Investments in the Company by any Restricted Subsidiary;

(3)                                  loans and advances to directors, employees and officers of the Company or a Restricted Subsidiary made in the ordinary course of business not in excess of $3.0 million at any one time outstanding;

(4)                                  Investments represented by Hedging Obligations incurred pursuant to Section 4.09(4)  hereof;

(5)                                  cash and Cash Equivalents;

(6)                                  Receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(7)                                  Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(8)                                  Investments made as a result of foreclosures or repossessions in the ordinary course of business;

(9)                                  Investments made by the Company or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.10 hereof;

(10)                            lease, utility and other similar deposits in the ordinary course of business;

(11)                            Investments made by the Company or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests of the Company;

(12)                            stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(13)                            any Investment by the Company or a Restricted Subsidiary in a Securitization Entity; provided that such Investment is in the form of a Purchase Money Note or an equity interest or interests in Receivables generated by the Company or any of its Restricted Subsidiaries;

(14)                            repurchases of the Notes not prohibited under this Indenture;

(15)                            payroll, travel and similar advances that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes;

(16)                            Investments in existence on the date of this Indenture and any Investment that replaces, refinances or refunds an existing Investment; provided, that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;

(17)                            Investments made in connection with the consummation of the IPO Transactions, the Liability Management Transactions and the Contribution Transactions;

(18)                            Investments made by AFC in the ordinary course of business in the form of loans, advances and extensions of credit; and

(19)                            other Investments in an aggregate amount not to exceed the greater of (x) $25.0 million and (y) 4.0% of Consolidated Net Tangible Assets, at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value).

The amount of Investments outstanding at any time pursuant to clause (19) above shall be deemed to be reduced:

(a)                                  upon the disposition or repayment of or return on any Investment made pursuant to clause (19) above, by an amount equal to the return of capital with respect to such Investment to the Company or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income); and

(b)                                 upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Company’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (19) above.

“Permitted Joint Venture” means any joint venture (which may be in the form of a limited liability company, partnership, corporation or other entity) in which the Company or any of its Restricted Subsidiaries is a joint venturer; provided that the joint venture is engaged solely in a Permitted Business.

“Permitted Junior Securities” means:

(1)                                  Equity Interests in the Company or any Guarantor; or

(2)                                  debt securities issued pursuant to a confirmed plan of reorganization that are subordinated in right of payment to (a) all Senior Debt and Guarantor Senior Debt and (b) any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Debt and Guarantor Senior Debt under this Indenture.

“Permitted Liens” means the following types of Liens:

(1)                                  Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or the

Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2)                                  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business or good faith deposits in connection with bids, tenders, contracts or leases to which the Company or any Restricted Subsidiary is a party;

(3)                                  Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)                                  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(5)                                  judgment Liens not giving rise to a Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

(6)                                  easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Company and the Restricted Subsidiaries taken as a whole;

(7)                                  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(8)                                  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any Restricted Subsidiary, including rights of offset and setoff;

(9)                                  bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Company or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(10)                            leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company or any Restricted Subsidiary;

(11)                            Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(12)                            Liens securing all of the Notes and Liens securing any Note Guarantee;

(13)                            Liens securing Senior Debt or Guarantor Senior Debt;

(14)                            Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date;

(15)                            Liens in favor of the Company or a Restricted Subsidiary;

(16)                            Liens securing Indebtedness under the Credit Facilities;

(17)                            Liens securing Purchase Money Indebtedness and Capitalized Lease Obligations; provided that such Liens shall not extend to any asset other than the specified asset being financed and additions and improvements thereon;

(18)                            Liens securing Acquired Indebtedness permitted to be incurred under this Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon);

(19)                            Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Company or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(20)                            Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries;

(21)                            Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (12), (14), (17), (18) and (19); provided that in the case of Liens securing Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (12), (14), (17), (18) and (19), such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

(22)                            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23)                            Liens resulting from foreclosure proceedings or repossessions arising in the ordinary course of business;

(24)                            Liens arising or that may be deemed to arise on Receivables, books, records and contracts supporting obligations and other rights related thereto in favor of a Securitization Entity arising in connection with a Qualified Securitization Transaction;

(25)                            Liens securing Hedging Obligations;

(26)                            Liens on Equity Interests of an Unrestricted Subsidiary that secure Indebtedness or other Obligations of such Unrestricted Subsidiary;

(27)                            Liens under licensing agreements entered into in the ordinary course of business; and

(28)                            Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary with respect to obligations (other than Indebtedness) that do not in the aggregate exceed $10.0 million at any one time outstanding.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise):  (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

“principal” means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Company or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Company or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred within 180 days after such acquisition of such asset by the Company or such Restricted Subsidiary or such installation, construction or improvement.

“Purchase Money Note” means a promissory note evidencing a line of credit, which may be irrevocable, from, or evidencing other Indebtedness owed to, the Company or any of its Restricted Subsidiaries in connection with a Qualified Securitization Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Equity Interests” means Equity Interests of the Company other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of the Company or financed, directly or indirectly, using funds (1) borrowed from the Company or any Subsidiary of the Company until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Company or any Subsidiary of the Company (including, without limitation, in respect of any employee stock ownership or benefit plan).

“Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests of the Company.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company, any Restricted Subsidiary or a Securitization Entity pursuant to which the Company or such Restricted Subsidiary or that Securitization Entity may, pursuant to customary terms, sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity or the Company or any Restricted Subsidiary which subsequently transfers to a Securitization Entity (in the case of a transfer by the Company or such Restricted Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any Receivables (whether now existing or arising or acquired in the future) of the Company or any Restricted Subsidiary which arose in the ordinary course of business of the Company or such Restricted Subsidiary, and any assets related thereto, including, books, records, and supporting obligations, contracts and other rights relating thereto which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables.

“Receivables” means accounts, chattel paper, instruments, payment intangibles or general intangibles, in each case as defined in the Uniform Commercial Code as in effect on the date of this Indenture and all security interests or liens and rights in property subject thereto.

“Receivables Purchase Agreement” shall mean the Amended and Restated Receivables Purchase Agreement, dated May 31, 2002, as amended, restated, refinanced, supplemented or otherwise modified or replaced, among AFC Funding Corporation, as seller, Automotive Finance Corporation, as servicer, Fairway Finance Corporation and such other entities as may become purchasers, BMO Nesbitt Burns Corp., as initial agent, and XL Capital Assurance Inc., as insurer.

“redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning; provided that this definition shall not apply for purposes of Section 3.07 hereof.

“refinance” means to refinance, repay, prepay, replace, renew or refund.

“Refinancing Indebtedness” means Indebtedness of the Company or a Restricted Subsidiary issued in exchange for, or the proceeds of which are used, within 365 days of such issuance or receipt of such proceeds, to redeem or refinance in whole or in part, any Indebtedness of the Company or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(1)                                  the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (or accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(2)                                  the obligor of the Refinancing Indebtedness does not include any Person (other than the Company, AFC or any Guarantor) that is not an obligor of the Refinanced Indebtedness;

(3)                                  if the Refinanced Indebtedness was subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness, and if the Refinanced Indebtedness was pari passu with the Notes or the Note Guarantees, as the case may be, then the Refinancing Indebtedness ranks pari passu with, or is subordinated in right of payment to, the Notes or the Note Guarantees, as the case may be;

(4)                                  the Refinancing Indebtedness has a final stated maturity either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the Notes; and

(5)                                  the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes.

“Representative” means any agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

 “Restricted Payment” means any of the following:

(1)                                  the declaration or payment of any dividend or any other distribution on Equity Interests of the Company or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Company or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Company but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Company or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

(2)                                  the redemption of any Equity Interests of the Company or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Company but excluding any such Equity Interests held by the Company or any Restricted Subsidiary;

(3)                                  any Investment other than a Permitted Investment; or

(4)                                  any redemption prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transactions” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary’s Certificate” means a certificate signed by the Secretary of the Company.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securitization Entity” means any Unrestricted Subsidiary of the Company or any other corporation, trust or entity that is exclusively engaged in Qualified Securitization Transactions and activities relating directly thereto.

“Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes.

Without limiting the generality of the foregoing, “Senior Debt” shall include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

(1)                                  all monetary obligations of every nature under, or with respect to, the Credit Facilities, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2)                                  all Hedging Obligations in respect of the Credit Facilities;

in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Senior Debt” shall not include:

(1)                                  any Indebtedness of the Company to any of its Subsidiaries;

(2)                                  Indebtedness to, or guaranteed on behalf of, any director, officer or employee of the Company or any of its Subsidiaries (including, without limitation, amounts owed for compensation);

(3)                                  obligations to trade creditors and other amounts incurred (but not under the Credit Facilities) in connection with obtaining goods, materials or services;

(4)                                  Indebtedness represented by Disqualified Equity Interests;

(5)                                  any liability for taxes owed or owing by the Company;

(6)                                  that portion of any Indebtedness incurred in violation of Section 4.09 hereof (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an Officers’ Certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of this Indenture);

(7)                                  Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company; and

(8)                                  any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date.

“Spin-Off” means the distribution by ALLETE, Inc. to its shareholders of all or any portion of its shares of the common stock of the Company.

“Spin-Off Agreements” means the Administrative and General Services Agreement dated as of April 4, 1996 between the Company and ALLETE Inc., the Master Separation Agreement dated as of         , 2004 between the Company and ALLETE, Inc., the Tax Sharing Agreement dated as of         , 2004 between the Company and ALLETE, Inc., the Employee Matters Agreement dated         , 2004 between the Company and ALLETE, Inc. and the Joint Aircraft Agreement.

“Subordinated Indebtedness” means Indebtedness of the Company or any Guarantor that is expressly subordinated in right of payment to the Notes or the Note Guarantees, respectively.

“Subsidiary” means, with respect to any Person:

(1)                                  any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2)                                  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Company.

“Transaction Date” has the meaning set forth in the definition of Consolidated Interest Coverage Ratio.

“Trustee”means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in accordance with Section 4.13 hereof and (2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Voting Stock” with respect to any Person, means any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Company or through one or more Wholly-Owned Restricted Subsidiaries.

1.02                           Other Definitions.

Term	Defined in Section

“acceleration declaration”	6.02
“Affiliate Transaction”	4.11
“Authentication Order”	2.10
“Change of Control Offer”	4.15
“Change of Control Purchase Price”	4.15
“Covenant Defeasance”	8.03
“Coverage Ratio Exception”	4.09
“Designation”	4.13
“Designation Amount”	4.13
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Legal Defeasance”	8.02
“Net Proceeds Deficiency”	4.10
“Net Proceeds Offer”	4.10
“Offered Price”	4.10
“Pari Passu Indebtedness Price”	4.10
“Paying Agent”	2.03
“Payment Amount”	4.10
“Payment Blockage Notice”	10.03
“Permitted Indebtedness”	4.09
“Redesignation”	4.13
“Registrar”	2.03
“Restricted Payments Basket”	4.07
“Successor”	5.01
“Supplemental Indenture”	11.01

1.03                           Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

1.04                           Rules of Construction.

Unless the context otherwise requires:

(1)                                  a term has the meaning assigned to it;

(2)                                  an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)                                  “or” is not exclusive;

(4)                                  words in the singular include the plural, and in the plural include the singular;

(5)                                  provisions apply to successive events and transactions; and

(6)                                  references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE II

THE NOTES

2.01                           Form and Dating.

(1)                                  General.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  Each Note shall be dated the date of its authentication.  The Notes shall be in denominations of $1,000 and integral multiples thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(2)                                  Global Notes.  Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

2.02                           Execution and Authentication.

An Officer shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate (i) Initial Notes for original issue in the aggregate principal amount not to exceed $125,000,000, or (ii) Additional Notes.  Each such written order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated, whether the Notes are to be Initial Notes or Additional Notes and whether the Notes are to be issued as certificated Notes or Global Notes or such other information as the Trustee may reasonably request.  In addition, with respect to authentication pursuant to clause (ii) of the first sentence of this paragraph, the first such written order from the Company shall be accompanied by an Opinion of Counsel of the Company in a form reasonably satisfactory to the Trustee.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders or the Company.

2.03                           Registrar and Paying Agent.

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The

Company may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

2.04                           Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Company at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money.  If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

2.05                           Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a).  If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA § 312(a).

2.06                           Transfer and Exchange.

A Holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of this Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by this Indenture.  Without the prior consent of the Company, the Registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

(1)                                  The Notes will be issued in registered form and the registered Holder will be treated as the owner of such Note for all purposes..

(2)                                  Legends.  The following legend shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(a)                                  Global Note Legend.  Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THIS INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THIS INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06 OF THIS INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THIS INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.”

(3)                                  Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(4)                                  General Provisions Relating to Transfers and Exchanges.

(a)                                  To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Company’s order or at the Registrar’s request.

(b)                                 No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.10, 4.15 and 9.05 hereof).

(c)                                  The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(d)                                 All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the

Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(e)                                  The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(f)                                    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(g)                                 The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(h)                                 All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(i)                                     Each Holder agrees to indemnify the Company and the Trustee against any liability that may result from the transfer, exchange or assignment by such Holder of such Holder’s Note in violation of any provision of this Indenture and/or applicable Unites States Federal or state securities law.

(j)                                     The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.07                           Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met.  An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

2.08                           Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding.  Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07(2) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

2.09                           Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes as to which a Responsible Officer of the Trustee has actual knowledge are so owned shall be so disregarded.

2.10                           Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon a written order of the Company in the form of an Officers’ Certificate of the Company (an “Authentication Order”) receipt of an Authentication Order, shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee.  Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

2.11                           Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of canceled Notes in accordance with its procedures for the disposition of canceled securities in effect as of the date of such disposition (subject to the record retention requirement of the Exchange Act).  Certification of the disposition of all canceled Notes shall be delivered to the Company.  The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

2.12                           Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof.  The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment.  The Company shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest.  At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

2.13                           CUSIP Numbers.

The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Company shall promptly notify the Trustee of any change in the “CUSIP” numbers.

ARTICLE III

REDEMPTION AND PREPAYMENT

3.01                           Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

3.02                           Selection of Notes To Be Redeemed.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased among the Holders of the Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part.  In addition, if a partial redemption is made pursuant to Section 3.07(3) hereof, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of DTC), unless that method is otherwise prohibited.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed.  Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

3.03                           Notice of Redemption.

At least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address; provided, however, that notices of redemption may be mailed more than 60 days prior to a redemption date if such notice is issued in connection with a satisfaction and discharge of this Indenture pursuant to Section 12.01 hereof.

The notice shall identify the Notes (including the CUSIP number, if any) to be redeemed and shall state:

(1)                                  the redemption date;

(2)                                  the redemption price;

(3)                                  if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(4)                                  the name and address of the Paying Agent;

(5)                                  that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)                                  that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)                                  the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8)                                  that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided that the Company shall have delivered to the Trustee, at least 15 days prior to the date of the mailing of such notice, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

3.04                           Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.  A notice of redemption may not be conditional.

3.05                           Deposit of Redemption Price.

One Business Day prior to the redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date.  The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption.  If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

3.06                           Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon the Company’s written request, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

3.07                           Optional Redemption.

(1)                                  Except as set forth below, the Notes may not be redeemed prior to                 , 2008.  At any time or from time to time on or after                , 2008, the Company, at its option, may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to the redemption date, if redeemed during the 12-month period beginning                  of the years indicated:

Year	Percentage
2008		%
2009		%
2010 and thereafter	100.000%

(2)                                  At any time prior to                 , 2008, the Company, at its option, may redeem the Notes at a redemption price equal to the sum of:

(a)                                  the principal amount thereof, plus

(b)                                 accrued and unpaid interest, if any, to the redemption date, plus

(c)                                  the Applicable Premium at the redemption date.

(3)                                  At any time prior to               , 2007, the Company may redeem at its option on any one or more occasions up to 35% of the aggregate principal amount of the Notes issued under this Indenture with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to     % of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the date of redemption; provided that (a) at least 65% of the aggregate principal amount of Notes issued under this Indenture remains outstanding immediately after the occurrence of such redemption and (b) the redemption occurs within 90 days of the date of the closing of any such Qualified Equity Offering.

3.08                           Mandatory Redemption.

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE IV

COVENANTS

4.01                           Payment of Notes.

The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 12:00 noon Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

4.02                           Maintenance of Office or Agency.

The Company shall maintain in the City of Chicago, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served.  The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes.  The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

4.03                           Reports.

Whether or not required by the SEC, so long as any Notes are outstanding, the Company shall furnish to the Holders of Notes, or file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods applicable to the Company under Section 13(a) or 15(d) of the Exchange Act:

(1)                                  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)                                  all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file these reports.

In addition, whether or not required by the SEC, the Company, if permitted by the SEC, shall file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request.

4.04                           Changes in Covenants when Notes Rated Investment Grade.

If on any date following the date of this Indenture:

(1)                                  the Notes are assigned an Investment Grade Rating by both Moody’s and S&P; and

(2)                                  no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day, the following covenants will be terminated:

(1)                                  Section 4.07 hereof;

(2)                                  Section 4.08 hereof;

(3)                                  Section 4.09 hereof;

(4)                                  Section 4.10 hereof;

(5)                                  Section 4.11 hereof;

(6)                                  Section 4.13 hereof;

(7)                                  Section 4.14 hereof;

(8)                                  Section 4.15 hereof;

(9)                                  Section 4.16 hereof;

(10)                            clause (3) of Section 5.01 hereof; and

(11)                            Section 6.01(3)(B) hereof;

provided that, in the case of clause (6) above, no additional Restricted Subsidiaries may be designated as Unrestricted Subsidiaries after such termination is effective.

4.05                           Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

4.06                           Limitations on Layering Indebtedness.

The Company shall not, and shall not permit any Guarantor to, directly or indirectly, incur or suffer to exist any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) senior in right of payment to the Notes or the Note Guarantee of such Restricted Subsidiary and subordinated in right of payment to any other Indebtedness of the Company or of such Restricted Subsidiary, as the case may be.

For purposes of this Section 4.06, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Restricted Subsidiary solely by virtue of being unsecured or secured on a first or junior priority basis or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

4.07                           Limitations on Restricted Payments.

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1)                                  a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2)                                  the Company cannot incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(3)                                  the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clause (2), (3), (4), (5), (6), (9) or (10) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(a)                                  50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the fiscal quarter commencing immediately after the Issue Date and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(b)                                 100% of the aggregate net cash proceeds received by the Company either (x) as contributions to the common equity of the Company after the Issue Date or (y) from the issuance and sale of Qualified Equity Interests after the Issue Date, other than (A) any such proceeds which are used to redeem Notes in accordance with Section 3.07(3) hereof or (B) any such proceeds or assets received from a Subsidiary of the Company, plus

(c)                                  the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) incurred by the Company or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Company’s balance sheet upon conversion or exchange (other than by a Subsidiary of the Company) into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange), plus

(d)                                 in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) 100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash or other property (valued at the Fair Market Value thereof) as the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

(e)                                  upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Company’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Company’s Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.

The foregoing provisions will not prohibit:

(1)                                  the payment by the Company or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of this Indenture;

(2)                                  the making of any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests or from the substantially concurrent contribution of common equity capital to the Company;

(3)                                  the redemption, defeasance, repurchase or other acquisition of Subordinated Indebtedness of the Company or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests or (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under Section 4.09 hereof and the other terms of this Indenture or (c) upon a change of control or in connection with an asset sale to the extent required by the agreement governing such Subordinated Indebtedness but only if the Company shall have complied, to the extent required, with Section 4.10 and 4.15 hereof and purchased, to the extent required, all Notes validly tendered pursuant to the relevant offer prior to redeeming such Subordinated Indebtedness;

(4)                                  the repurchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any Restricted Subsidiary held by officers, directors, employees, consultants or former officers, directors, employees or consultants (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service or pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate cash consideration paid for all such repurchases, redemptions or other acquisitions or retirements for value shall not exceed $1.0 million during any twelve-month period; provided further that the Company may carry forward and make in a subsequent twelve-month period, in addition to the amounts permitted for such twelve-month period, the amount of such repurchases, redemptions, or other acquisitions or retirements for value permitted to have been made but not made in any preceding twelve-month period up to a maximum of $5.0 million in any twelve-month period;

(5)                                  repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represent a portion of the exercise price thereof;

(6)                                  payments occurring or deemed to have occurred pursuant to the IPO Transactions, the Liability Management Transactions or the Contribution Transactions, and payments to ALLETE, Inc. pursuant to the Spin-Off Agreements;

(7)                                  the making of cash payments in lieu of the issuance of fractional shares in an aggregate amount not to exceed $5.0 million in the aggregate;

(8)                                  payments by the Company pursuant to the Company’s guaranty of AFC’s customary servicing obligations in connection with the Receivables Purchase Agreement;

(9)                                  the declaration and payment of dividends to holders of common stock of the Company not to exceed $30.0 million in any 12-month period;

(10)                            the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis; and

(11)                            additional Restricted Payments not to exceed $20.0 million in the aggregate;

provided that (a) in the case of any Restricted Payment pursuant to clause (3), (4), or (9) above, no Default shall have occurred and be continuing or occur as a consequence thereof and (b) no issuance and sale of Qualified Equity Interests are used to make a payment pursuant to clauses (2) or (3) above shall increase the Restricted Payments Basket.

4.08                           Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries.

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)                                  pay dividends or make any other distributions on or in respect of its Equity Interests to the Company or any of its Restricted Subsidiaries;

(b)                                 make loans or advances or pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary; or

(c)                                  transfer any of its assets to the Company or any other Restricted Subsidiary;

except for:

(1)                                  encumbrances or restrictions existing under or by reason of applicable law, rule, regulation or order, approval, license, permit or similar restriction;

(2)                                  encumbrances or restrictions existing under this Indenture, the Notes and the Note Guarantees;

(3)                                  non-assignment provisions of any contract, lease or license entered into in the ordinary course of business;

(4)                                  encumbrances or restrictions existing under agreements (including, without limitation, the Credit Facilities and the Receivables Purchase Agreement) existing on the date of this Indenture as in effect on that date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, whether or not such encumbrances or restrictions are in effect on the date of this Indenture but provided that such encumbrances and restrictions are not materially more restrictive in the aggregate (as determined in good faith by the Board of Directors of the Company) than those in effect on the date of this Indenture;

(5)                                  restrictions relating to any Lien permitted under this Indenture imposed by the holder of such Lien;

(6)                                  restrictions imposed under any agreement to sell assets permitted under this Indenture to any Person pending the closing of such sale;

(7)                                  any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(8)                                  any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date;

(9)                                  customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests or the disposition of assets or property in such partnership, limited liability company, joint venture or similar Person;

(10)                            Purchase Money Indebtedness incurred in the ordinary course of business in compliance with Section 4.09 hereof that impose restrictions of the nature described in clause (c) above on the assets acquired;

(11)                            restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business;

(12)                            encumbrances or restrictions encumbering or restricting Foreign Subsidiaries;

(13)                            encumbrances or restrictions on property existing at the time the property was acquired by the Company or a Restricted Subsidiary; and

(14)                            any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments or refinancings are, in the good faith judgment of the Company’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

4.09                           Limitations on Additional Indebtedness.

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that (i) the Company, AFC or any Guarantor may incur additional Indebtedness and any Restricted Subsidiary may incur Acquired Indebtedness, in each case, if, after giving effect thereto, the Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00 (the “Coverage Ratio Exception”) and (ii) any Restricted Subsidiary that is not a Guarantor (other than AFC) may incur additional indebtedness if, after giving effect thereto, the Consolidated Interest Coverage Ratio would be at least 4.00 to 1.00.

Notwithstanding the above, each of the following shall be permitted (“Permitted Indebtedness”):

(1)                                  Indebtedness of the Company and any of the Restricted Subsidiaries under the Credit Facilities in an aggregate amount at any time outstanding not to exceed the sum of (x) $375.0 million less, the aggregate amount of Net Available Proceeds required to be applied to repayments under the Credit Facilities in accordance with Section 4.10 hereof plus (y) the greater of (i) $150.0 million and (ii) the Borrowing Base;

(2)                                  Indebtedness of the Company or any Restricted Subsidiary to the extent outstanding on the Issue Date (other than Indebtedness referred to in clause (1) above, and after giving effect to the intended use of proceeds of the Notes);

(3)                                  Indebtedness under Hedging Obligations for bona fide hedging purposes of the Company or any Restricted Subsidiary; provided that the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(4)                                  Indebtedness of the Company owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Company or any other Restricted Subsidiary; provided, however, that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Company or a Restricted Subsidiary, the Company or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (4);

(5)                                  Indebtedness in respect of bid, performance or surety bonds, replevin bonds or appeal bonds issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Company or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations;

(6)                                  Purchase Money Indebtedness incurred by the Company or any Restricted Subsidiary, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed at any time outstanding the greater of (x) $20.0 million and (y) 4.0% of Consolidated Net Tangible Assets;

(7)                                  Capitalized Lease Obligations of the Company or any Restricted Subsidiary and Refinancing Indebtedness thereof, in an aggregate amount not to exceed at any time outstanding the greater of (x) $30.0 million and (y) 4.0% of Consolidated Net Tangible Assets;

(8)                                  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within 15 Business Days of incurrence;

(9)                                  Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(10)                            Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or clause (2) above or this clause (10);

(11)                            indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Equity Interests of the Company or any Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition;

(12)                            Indebtedness of one or more Foreign Subsidiaries and guarantees thereof by the Company in aggregate amount not to exceed $35.0 million;

(13)                            Indebtedness of the Company or any Restricted Subsidiary pursuant to guarantees of AFC’s customary servicing obligations (but not of collection) in connection with any Qualified Securitization Transaction; and

(14)                            Indebtedness of the Company or any Restricted Subsidiary in an aggregate amount not to exceed $15.0 million at any time outstanding.

For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) of the preceding paragraph or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Company shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness incurred under the Credit Facilities on the Issue Date shall be deemed to have been incurred under clause (1) of the preceding paragraph, and may later reclassify any item of Indebtedness described in clauses (1) through (14) of the preceding paragraph (provided that at the time of reclassification it meets the criteria in such category or categories).  Accrual of interest, accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.09.  In addition, for purposes of determining any particular amount of Indebtedness under this Section 4.09, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

4.10                           Limitations on Asset Sales.

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1)                                  the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and

(2)                                  at least 75% of the total consideration received in such Asset Sale consists of cash or Cash Equivalents.

For purposes of clause (2), the following shall be deemed to be cash:

(a)                                  the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Company or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Company or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness;

(b)                                 the amount of any obligations received from such transferee that are within 120 days converted by the Company or such Restricted Subsidiary to cash or Cash Equivalents (to the extent of the cash or Cash Equivalents actually so received);

(c)                                  (A) assets (other than securities) to be used by the Company or any Restricted Subsidiary in the Permitted Business, (B) Qualified Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B); and

(d)                                 the Fair Market Value of (i) any assets (other than securities) received by the Company or any Restricted Subsidiary to be used by it in a Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Company or (iii) a combination of (i) and (ii).

If at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, pursuant to clause (b) above in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash or cash equivalents (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this Section 4.10.

If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company or such Restricted Subsidiary shall, no later than 365 days following the consummation thereof, apply all or any of the Net Available Proceeds therefrom to:

(1)                                  repay Senior Debt or Guarantor Senior Debt, if any, and in the case of any such repayment under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

(2)                                  (A)  invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities) or make a capital expenditure to be used by the Company or any Restricted Subsidiary in the Permitted Business, (B) acquire Qualified Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B); and/or

(3)                                  if the assets sold are assets of a Restricted Subsidiary that is not a Guarantor, repay Indebtedness of such Restricted Subsidiary,

or enter into a binding commitment regarding clauses (1), (2) or (3) above; provided that such binding commitment shall be treated as a permitted application of Net Available Proceeds from the date of such commitment until and only until the earlier of (x) the date on which such acquisition or expenditure is consummated, and (y) the 180th day following the expiration of the aforementioned 365-day period.  If such acquisition or expenditure is not consummated on or before such 180th day and the Company or such Restricted Subsidiary shall not have applied such Net Available Proceeds pursuant to clauses (1), (2) or (3) of this paragraph on or before such 180th day, such commitment shall be deemed not to have been a permitted application of Net Available Proceeds.

The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds equals or exceeds $10.0 million, the Company shall be required to make an offer to purchase from all Holders and, if applicable, redeem (or make an offer to do so) any Pari Passu Indebtedness of the Company the provisions of which require the Company to redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

(1)                                  the Company shall (a) make an offer to purchase (a “Net Proceeds Offer”) to all Holders in accordance with the procedures set forth in this Indenture, and (b) redeem (or make an offer to do so) any such other Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness required to be redeemed, the maximum principal amount of Notes and Pari Passu Indebtedness that may be redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(2)                                  the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in this Indenture and the redemption price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;

(3)                                  if the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis; and

(4)                                  upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Deficiency”), the Company may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of this Indenture.

In the event of the transfer of substantially all (but not all) of the assets of the Company and the Restricted Subsidiaries as an entirety to a Person in a transaction covered by and effected in accordance with

Section 5.01 hereof, the successor shall be deemed to have sold for cash at Fair Market Value the assets of the Company and the Restricted Subsidiaries not so transferred for purposes of this Section 4.10, and the successor shall comply with the provisions of this Section 4.10 with respect to such deemed sale as if it were an Asset Sale (with such Fair Market Value being deemed to be Net Available Proceeds for such purpose).

The Company shall comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer.  To the extent that the provisions of any securities laws or regulations conflict with this Section 4.10, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of this compliance.

4.11                           Limitations on Transactions with Affiliates.

The Company shall not, and shall not permit any Restricted Subsidiary to sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless:

(1)                                  such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis by the Company or that Restricted Subsidiary from a Person that is not an Affiliate of the Company or that Restricted Subsidiary; and

(2)                                  the Company delivers to the Trustee:

(a)                                  with respect to any Affiliate Transaction involving aggregate value in excess of $10.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by the Independent Directors approving such Affiliate Transaction; and

(b)                                 with respect to any Affiliate Transaction involving aggregate value of $30.0 million or more, the certificates described in the preceding clause (a) and a written opinion as to the fairness of such Affiliate Transaction to the Company or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor to the Board of Directors of the Company.

The foregoing restrictions shall not apply to:

(1)                                  transactions (including a merger, acquisition or consolidation) exclusively between or among (a) the Company and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries other than transactions pursuant to which any Affiliate of the Company (other than another Restricted Subsidiary) will receive, directly or indirectly, any payment in respect of Equity Interests in any such Restricted Subsidiary owned by such Affiliate;

(2)                                  reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case paid in the ordinary course of business;

(3)                                  the entering into of a tax sharing agreement, or payments pursuant thereto, between the Company and/or one or more Subsidiaries, on the one hand, and any other Person with which the Company or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Company or such Subsidiaries are part of a consolidated group for tax purposes to be used by such Person to pay taxes, and which payments by the Company and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(4)                                  loans and advances permitted by clause (3) of the definition of “Permitted Investments”;

(5)                                  Restricted Payments or Permitted Investments  made in accordance with Section 4.07 hereof;

(6)                                  any transaction with a Person that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person; other than transactions pursuant to which any Affiliate of the Company (other than a Restricted Subsidiary) will receive, directly or indirectly, any payment in respect of any Equity Interest in such Person;

(7)                                  (a) any transaction with an Affiliate where the only consideration paid by the Company or any Restricted Subsidiary is Qualified Equity Interests or (b) the issuance or sale of any Qualified Equity Interests;

(8)                                  any transaction entered into pursuant to the Spin-Off Agreements;

(9)                                  if such Affiliate Transaction is with any Person solely in its capacity as a holder of debt or capital stock of the Company or any of Restricted Subsidiary, any transaction where such Person is treated no more favorably than any other holder of debt or capital stock of the Company or any Restricted Subsidiary;

(10)                            transactions effected pursuant to agreements in effect on the date of this Indenture and any amendment, modification or replacement to such agreement (so long as the amendment, modification or replacement is not disadvantageous to the Holders of the Notes in any respect);

(11)                            the consummation of the IPO Transactions, the Liability Management Transactions and the Contribution Transactions;

(12)                            transactions between the Company or any Restricted Subsidiary and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by this Indenture; and

(13)                            transactions involving aggregate consideration not to exceed $1.0 million.

4.12                           Limitations on Liens.

The Company shall not, and shall not permit any Guarantor to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever against any assets of the Company or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom (other than Permitted Liens), securing any Indebtedness, unless contemporaneously therewith:

(1)                                  in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2)                                  in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

4.13                           Limitations on Designation of Unrestricted Subsidiaries.

The Company may designate any Subsidiary (including any newly formed or newly acquired Subsidiary) of the Company as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

(1)                                  no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2)                                  the Company would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to the first paragraph of Section 4.07 hereof, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Company’s proportionate interest in such Subsidiary on such date;

No Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless such Subsidiary:

(1)                                  has no Indebtedness other than Non-Recourse Debt;

(2)                                  is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are no less favorable to the Company or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates;

(3)                                  is a Person with respect to which neither the Company nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results; and

(4)                                  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any Restricted Subsidiary, except for any guarantee given solely to support the pledge by the Company or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to the Company or any Restricted Subsidiary.

If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under Section 4.09 hereof or the Lien is not permitted under Section 4.12 hereof, the Company shall be in default of the applicable Section.

The Company may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1)                                  no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2)                                  all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of this Indenture.

All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Company, delivered to the Trustee certifying compliance with the foregoing provisions.

4.14                           Conduct of Business.

The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than the Permitted Business.

4.15                           Change of Control.

Upon the occurrence of any Change of Control, other than a Change of Control following the assignment to the Notes of an Investment Grade Rating, each Holder will have the right to require that the Company (or any designee of the Company) purchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s Notes pursuant to a Change of Control Offer (defined below)  for a cash price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to but excluding the date of purchase.

Within 30 days following any Change of Control, the Company (or any designee of the Company) will mail, or caused to be mailed, to the Holders a notice:

(1)                                  describing the transaction or transactions that constitute the Change of Control;

(2)                                  offering to purchase, pursuant to the procedures required by this Indenture and described in the notice (a “Change of Control Offer”), on a date specified in the notice (which shall be a Business Day not earlier than 30 days nor later than 60 days from the date the notice is mailed) and for the Change of Control Purchase Price, all Notes properly tendered by such Holder pursuant to such Change of Control Offer; and

(3)                                  describing the procedures that Holders must follow to accept the Change of Control Offer.  The Change of Control Offer is required to remain open for at least 20 Business Days or for such longer period as is required by law.

Notwithstanding the foregoing, the Company will not be obligated to purchase the Notes upon a Change of Control if the Company has exercised its right to redeem all of the Notes as set forth under Section 3.07 hereof.  The Company (or any designee of the Company) shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

The Company’s obligation to make a Change of Control Offer will be satisfied if (i) a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or, (ii) notice of redemption has been given pursuant to Section 3.03 hereof.

The Company (or any designee of the Company)  shall comply with applicable tender offer rules, including the requirements of Rule 14e-l under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer.  To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of this Indenture by virtue of this compliance.

4.16                           Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.

The Company shall not permit any Restricted Subsidiary, directly or indirectly, to (i) guarantee, assume or in any other manner become liable with respect to any Pari Passu Indebtedness or Subordinated Indebtedness of the Company or any other Restricted Subsidiary or (ii) issue any Pari Passu Indebtedness or Subordinated Indebtedness, unless, in either case, such Restricted Subsidiary promptly thereafter provides a Note Guarantee.  If the other Indebtedness issued or guarantee issued is Pari Passu Indebtedness, then the Restricted Subsidiary’s Note Guarantee shall be pari passu in right of payment with such Restricted Subsidiary’s Indebtedness or guarantee, as the case may be, so issued.  If the other Indebtedness or guarantee issued is Subordinated Indebtedness, then the Restricted Subsidiary’s Note Guarantee shall be senior in right of payment to such Restricted Subsidiary’s Indebtedness or guarantee, as the case may be, so issued to the same extent as such other Indebtedness or guarantee is subordinated to any other Indebtedness of such Restricted Subsidiary.

ARTICLE V

SUCCESSORS

5.01                           Limitations on Mergers, Consolidations, Etc..

The Company will not, directly or indirectly, in a single transaction or a series of related transactions, consolidate or merge with or into another Person (other than a merger with an Affiliate solely for the purpose of and with the effect of changing the Company’s jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Company or the Company and the Restricted Subsidiaries (taken as a whole) unless, in either case:

(1)                                  either:

(a)                                  the Company will be the surviving or continuing Person; or

(b)                                 the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Company under the Notes and this Indenture;

(2)                                  immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default shall have occurred and be continuing; and

(3)                                  immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, the Company or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception.

For purposes of this Section 5.01, any Indebtedness of the Successor which was not Indebtedness of the Company immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

Except as provided under Section 11.05 hereof, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, unless:

(1)                                  either:

(a)                                  such Guarantor will be the surviving or continuing Person; or

(b)                                 the Person formed by or surviving any such consolidation or merger is another Guarantor or assumes, by supplemental indenture in form and substance reasonably satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor and this Indenture; and

(2)                                  immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Upon any consolidation, combination or merger of the Company or a Guarantor, or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which the Company or such Guarantor is merged or the Person to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor under this Indenture, the Notes and the Note Guarantees with the same effect as if such surviving entity had been named therein as the Company or such Guarantor and, except in the case of a lease, the Company or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Company’s or such Guarantor’s other obligations and covenants under the Notes, this Indenture and its Note Guarantee, if applicable.

Notwithstanding the foregoing, (i) any Restricted Subsidiary may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Company or another Restricted Subsidiary and (ii) this Section 5.01 will not apply to a merger of any

Restricted Subsidiary with no Indebtedness outstanding with an Affiliate solely for the purpose of reincorporating such Restricted Subsidiary in another jurisdiction; provided that the surviving entity is a Restricted Subsidiary.

ARTICLE VI

DEFAULTS AND REMEDIES

6.01                           Events of Default.

Each of the following is an “Event of Default”:

(1)                                  failure by the Company to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days (whether or not such payment is prohibited by the subordination provisions of this Indenture);

(2)                                  failure by the Company to pay the principal on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise (whether or not such payment is prohibited by the subordination provisions of this Indenture);

(3)                                  failure by the Company to comply with any of its agreements or covenants described above under (A) Section 5.01 hereof, or (B) in respect of its obligations to make a Change of Control Offer as described under Section 4.15 hereof (whether or not such compliance is prohibited by the subordination provisions of this Indenture);

(4)                                  failure by the Company to comply with any other agreement or covenant in this Indenture and continuance of this failure for 60 days after notice of the failure has been given to the Company by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(5)                                  default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Company or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(a)                                  is caused by a failure to pay at final maturity principal on such Indebtedness within the applicable express grace period and any extensions thereof,

(b)                                 results in the acceleration of such Indebtedness prior to its express final maturity or

(c)                                  results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates $25.0 million or more;

(6)                                  any final judgment or judgments which can no longer be appealed for the payment of money in excess of $25.0 million shall be rendered against the Company or any Restricted Subsidiary thereof, and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect;

(7)                                  the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(a)                                  commences a voluntary case,

(b)                                 consents to the entry of an order for relief against it in an involuntary case,

(c)                                  consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(d)                                 makes a general assignment for the benefit of its creditors;

(8)                                  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)                                  is for relief against the Company or any Significant Subsidiary as debtor in an involuntary case,

(b)                                 appoints a Custodian of the Company or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Company or any Significant Subsidiary, or

(c)                                  orders the liquidation of the Company or any Significant Subsidiary,

and the order or decree remains unstayed and in effect for 60 days; or

(9)                                  any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and this Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of this Indenture and the Note Guarantee).

6.02                           Acceleration.

If an Event of Default (other than an Event of Default specified in clause (7) or (8) of Section 6.1 hereof with respect to the Company), shall have occurred and be continuing under this Indenture, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Company and the Trustee, may declare (an “acceleration declaration”) all amounts owing under the Notes to be due and payable immediately.  Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall immediately become due and payable (a) if there is no Indebtedness outstanding under any Credit Facility at such time, immediately and (b) if otherwise, upon the earlier of (x) the final maturity (after giving effect to any applicable grace period or extensions thereof) or an acceleration of any Indebtedness under any Credit Facility prior to the express final stated maturity thereof and (y) five business days after the Representative under each Credit Facility receives the acceleration declaration, but, in the case of this clause (b) only, if such Event of Default is then continuing; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in this Indenture.  If an Event of Default specified in clause (7) or (8) with respect to the Company occurs, all outstanding Notes shall become due and payable without any further action or notice.

6.03                           Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

6.04                           Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium or interest on, the Notes (including in connection with an offer to purchase) (provided that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration).  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

6.05                           Control by Majority.

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

6.06                           Limitation on Suits.

No Holder will have any right to institute any proceeding with respect to this Indenture or for any remedy thereunder, unless the Trustee:

(1)                                  has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding;

(2)                                  has been offered indemnity satisfactory to it in its reasonable judgment; and

(3)                                  has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of Section 6.01 hereof).

6.07                           Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

6.08                           Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

6.09                           Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

6.10                           Priorities.

If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

First:  to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:  to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and interest, respectively; and

Third:  to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

6.11                           Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section does not apply to a suit by the Trustee or a suit by a Holder of a Note pursuant to Section 6.07 hereof.

6.12                           Compliance Statement.

The Company is required to deliver to the Trustee annually a statement regarding compliance with this Indenture and, upon any Officer of the Company becoming aware of any Default, a statement specifying such Default and what action the Company is taking or proposes to take with respect thereto.

ARTICLE VII

TRUSTEE

7.01                           Duties of Trustee.

(1)                                  If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(2)                                  Except during the continuance of an Event of Default:

(a)                                  the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(b)                                 in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture, but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein.

(3)                                  The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(a)                                  this paragraph does not limit the effect of paragraph (2) of this Section;

(b)                                 the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(c)                                  the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(4)                                  No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.  The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(5)                                  Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (1), (2), (3) and (4) of this Section.

(6)                                  The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

7.02                           Rights of Trustee.

(1)                                  The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(2)                                  Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.  The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(3)                                  The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(4)                                  The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(5)                                  Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(6)                                  The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(7)                                  The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it sees fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(8)                                  The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(9)                                  The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(10)                            The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

7.03                           Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Sections 7.10 and 7.11 hereof.

7.04                           Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or the Note Guarantees, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

7.05                           Notice of Defaults.

The Trustee shall, within 30 days after the occurrence of any Default with respect to the Notes, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying Section 5.01 hereof, the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

7.06                           Reports by Trustee to Holders of the Notes.

Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also shall comply with TIA § 313(b)(2).  The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d).  The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange or of any delisting thereof.

7.07                           Compensation and Indemnity.

The Company shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the Company and the Trustee shall agree to in writing from time to time.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company shall indemnify the Trustee and any predecessor Trustee and their agents against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.07) and defending itself against any claim (whether asserted by the Company or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith.  The Trustee shall notify the Company promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder.  The Company shall defend the claim and the Trustee shall cooperate in the defense.  The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel.  The Company need not pay for any settlement made without its consent, which shall not be unreasonably withheld.

The obligations of the Company under this Section 7.07 shall survive the satisfaction and discharge of this Indenture.

To secure the Company’s payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(7) or (8) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

7.08                           Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company.  The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing.  The Company may remove the Trustee if:

(1)                                  the Trustee fails to comply with Section 7.10 hereof;

(2)                                  the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)                                  a custodian or public officer takes charge of the Trustee or its property; or

(4)                                  the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 90 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in principal amount of the then outstanding Notes may, at the expense of the Company, petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

7.09                           Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

7.10                           Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5).  The Trustee is subject to TIA § 310(b).

7.11                           Preferential Collection of Claims Against Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

8.01                           Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

8.02                           Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes and all obligations of the Guarantors discharged with respect to the Note Guarantees on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Company and any Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and any Note Guarantees, and this Indenture shall cease to be of further effect as to all outstanding Notes and Note Guarantees, except as to:

(1)                                  rights of Holders to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below,

(2)                                  the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3)                                  the rights, powers, trust, duties, and immunities of the Trustee, and the Company’s obligation in connection therewith, and

(4)                                  the Legal Defeasance provisions of this Indenture.

8.03                           Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the covenants contained in Sections 4.04, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15 and 4.16 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events), but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.  Covenant Defeasance will not be effective until such bankruptcy, receivership, rehabilitation and insolvency events no longer apply.

8.04                           Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)                                  the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to pay the principal of and interest on the Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes,

(2)                                  in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States confirming that:

(a)                                  the Company has received from, or there has been published by the Internal Revenue Service, a ruling, or

(b)                                 since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3)                                  in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the

Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(4)                                  no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit),

(5)                                  the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under this Indenture or a default under any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than any such Default or default resulting solely from the borrowing of funds to be applied to such deposit),

(6)                                  the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(7)                                  the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (2) and/or (3) and (5) of this paragraph have been complied with.

8.05                           Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

8.06                           Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

8.07                           Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, or if funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Company makes any payment of principal of, premium or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

9.01                           Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Note Guarantees or the Notes without the consent of any Holder of a Note:

(1)                                  to cure any ambiguity, defect or inconsistency;

(2)                                  to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article 2 hereof (including the related definitions) in a manner that does not materially adversely affect any Holder;

(3)                                  to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes by a successor to the Company pursuant to Article 5 or Article 11 hereof;

(4)                                  to release any Guarantor from any of its obligations under its Note Guaranty or this Indenture (to the extent provided by this Indenture);

(5)                                  to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights hereunder of any Holder;

(6)                                  to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(7)                                  to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof; or

(8)                                  to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

9.02                           With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company, the Guarantors and the Trustee may amend or supplement this Indenture (including Sections 4.10 and 4.15 hereof), the Note Guarantees and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including consents obtained in connection with a tender offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Note Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer for, or purchase of, the Notes).

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.  Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes.  However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)                                  reduce, or change the maturity, of the principal of any Note;

(2)                                  reduce the rate of or extend the time for payment of interest on any Note;

(3)                                  reduce any premium payable upon optional redemption of the Notes, change the date on which any Notes are subject to redemption or otherwise alter the provisions with respect to the redemption of the notes;

(4)                                  make any Note payable in money or currency other than that stated in the Notes;

(5)                                  modify or change any provision of this Indenture or the related definitions affecting the subordination of the Notes or any Note Guarantee in a manner that adversely affects the Holders;

(6)                                  reduce the percentage of Holders necessary to consent to an amendment or waiver to this Indenture or the Notes;

(7)                                  waive a default in the payment of principal of or premium or interest on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in this Indenture and a waiver of the payment default that resulted from such acceleration);

(8)                                  impair the rights of Holders to receive payments of principal of or interest on the Notes on or after the due date therefore or to institute suit for the enforcement of any payment on the Notes;

(9)                                  release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or this Indenture, except as permitted by this Indenture; or

(10)                            make any change in these amendment and waiver provisions.

9.03                           With Consent of Holders of Senior Debt

No amendment of, or supplement or waiver to, this Indenture shall adversely affect the rights of any holder of Senior Debt or Guarantor Senior Debt under Article 10 hereof, without the consent of such holder or, in accordance with the terms of such Senior Debt or Guarantor Senior Debt, the consent of the Representative of such holder or the requisite holders of such Senior Debt or Designated Senior Debt.

9.04                           Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

9.05                           Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the

Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

9.06                           Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

9.07                           Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Company may not sign an amendment or supplemental indenture until the Board of Directors approves it.  In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officer’s Certificate and an Opinion of Counsel.

ARTICLE X

SUBORDINATION

10.01                     Agreement to Subordinate.

The Company agrees, and each Holder by accepting a Note agrees, that the Indebtedness evidenced by the Notes is subordinated in right of payment, to the extent and in the manner provided in this Article 10, to the prior payment in full in cash or cash equivalents of all Obligations due in respect of Senior Debt (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), including all Obligations with respect to the Credit Facilities, whether outstanding on the Issue Date or incurred after that date, and that the subordination is for the benefit of the holders of Senior Debt, including Senior Debt incurred after the date of this Indenture.

Notwithstanding anything to the contrary, payments and distributions made from the trust established pursuant to Articles 8 and 12 hereof will be permitted and will not be subordinated so long as the payments into the trust were made in accordance with the requirements described under Articles 8 and 12 and did not violate the subordination provisions when they were made.

10.02                     Liquidation; Dissolution; Bankruptcy.

The holders of Senior Debt of the Company shall be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of Senior Debt before Holders shall be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on or relating to the Notes (other than in Permitted Junior Securities) in the event of any distribution to creditors:

(1)                                  in a total or partial liquidation, dissolution or winding up of the Company;

(2)                                  in a total bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its assets;

(3)                                  in an assignment for the benefit of creditors; or

(4)                                  in any marshalling of the Company’s assets and liabilities.

10.03                     Default on Designated Senior Debt.

(1)                                  The Company may not make any payment or distribution of any kind or character with respect to any Obligations on or relating to the Notes or acquire any Notes for cash or assets or otherwise (other than, in either case, in Permitted Junior Securities), if:

(a)                                  a payment default on any Senior Debt occurs and is continuing; or

(b)                                 any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of such series of Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of the default (a “Payment Blockage Notice”) from the Representative of such Designated Senior Debt.

(2)                                  Payments on and distributions with respect to any Obligations on or with respect to the Notes may and shall be resumed:

(a)                                  in the case of a payment default, upon the date upon on which all payment defaults are cured or waived, and

(b)                                 in case of a nonpayment default on Designated Senior Debt, the earliest of (1) the date on which such nonpayment default is cured or waived, (2) 179 days after the date on which the applicable Payment Blockage Notice is received or (3) the date on which the Trustee receives notice from the Representative for all applicable Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days.  Any subsequent action or any breach of any financial covenants for a period ending after the date of delivery of the initial Payment Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing will constitute a new default for this purpose.

10.04                     Acceleration of Securities.

The Company shall promptly notify the Representative of the Designated Senior Debt if payment of the Notes is accelerated because of an Event of Default.

10.05                     When Distribution Must Be Paid Over.

In the event that the Trustee or any Holder receives any payment of any Obligations with respect to the Notes (except Permitted Junior Securities or payments and other distributions made from the defeasance trust described under Article 8 hereof) when the payment is prohibited by Section 10.03 hereof, such payment shall be held by the Trustee or such Holder, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the holders of Senior Debt as their interests may appear or their Representative under this Indenture or other agreement (if any) pursuant to which Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all Obligations with respect to Senior Debt remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

With respect to the holders of Senior Debt, the Trustee undertakes to perform only such obligations on the part of the Trustee as are specifically set forth in this Article 10, and no implied covenants or obligations with respect to the holders of Senior Debt shall be read into this Indenture against the Trustee.  The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt, and shall not be liable to any such holders if the Trustee shall pay over or distribute to or on behalf of Holders or the Company or any other Person money or assets to which any holders of Senior Debt shall be entitled by virtue of this Article 10, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.

10.06                     Notice by Company.

The Company shall promptly notify the Trustee and the Paying Agent of any facts known to the Company that would cause a payment of any Obligations with respect to the Notes to violate this Article 10, but failure to give such notice shall not affect the subordination of the Notes to the Senior Debt as provided in this Article 10.

10.07                     Subrogation.

After all Senior Debt is paid in full and until the Notes are paid in full, Holders of Notes shall be subrogated (equally and ratably with all other Indebtedness pari passu with the Notes) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Holders of Notes have been applied to the payment of Senior Debt.  A distribution made under this Article 10 to holders of Senior Debt that otherwise would have been made to Holders of Notes is not, as between the Company and Holders, a payment by the Company on the Notes.

10.08                     Relative Rights.

This Article 10 defines the relative rights of Holders of Notes and holders of Senior Debt.  Nothing in this Indenture shall:

(i)                       impair, as between the Company and Holders of Notes, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms;

(ii)                    affect the relative rights of Holders of Notes and creditors of the Company other than their rights in relation to holders of Senior Debt; or

(iii)                 prevent the Trustee or any Holder of Notes from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Debt to receive distributions and payments otherwise payable to Holders of Notes.

If the Company fails because of this Article 10 to pay principal of or interest on a Note on the due date, the failure is still a Default or Event of Default.

10.09                     Subordination May Not Be Impaired by Company.

No right of any holder of Senior Debt to enforce the subordination of the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Company or any Holder or by the failure of the Company or any Holder to comply with this Indenture.

10.10                     Distribution or Notice to Representative.

Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their Representative.

Upon any payment or distribution of assets of the Company referred to in this Article 10, the Trustee and the Holders of Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders of Notes for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 10.

10.11                     Rights of Trustee and Paying Agent.

Notwithstanding the provisions of this Article 10 or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee and the Paying Agent may continue to make payments on the Notes, unless the Trustee shall have received at its Corporate Trust Office at least five Business Days prior to the date of such payment written notice of facts that would cause the payment of any Obligations with respect to the Notes to violate this Article 10.  Only the Company or a Representative may give the notice.  Nothing in this Article 10 shall impair the claims of, or payments to, the Trustee under or pursuant to Section 7.07 hereof.

The Trustee in its individual or any other capacity may hold Senior Debt with the same rights it would have if it were not Trustee.  Any Agent may do the same with like rights.

10.12                     Authorization to Effect Subordination.

Each Holder of Notes, by the Holder’s acceptance thereof, authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article 10, and appoints the Trustee to act as such Holder’s attorney-in-fact for any and all such purposes.  If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 6.09 hereof at least 30 days before the expiration of the time to file such claim, the Representatives are hereby authorized to file an appropriate claim for and on behalf of the Holders of the Notes.

10.13                     Amendments.

The provisions of this Article 10 shall not be amended or modified without the written consent of the holders of all Senior Debt.

ARTICLE XI

NOTE GUARANTEES

11.01                     Future Guarantees.

If, after the date of this Indenture, any Restricted Subsidiary of the Company is required to provide a Note Guarantee pursuant to Section 4.16 hereof, then the Company shall cause such Restricted Subsidiary, within five Business Days of the date on which any such Restricted Subsidiary became so obligated, to execute and deliver to the Trustee a supplemental indenture in the form attached hereto as Exhibit B (the “Supplemental Indenture”), pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and this Indenture on the terms set forth herein and therein.  Any Restricted Subsidiary that becomes a Guarantor shall remain a Guarantor unless released from its obligations as a Guarantor pursuant to Section 11.05 hereof.

11.02                     Terms of Guarantees.

Subject to this Article 11 and upon execution and delivery of the Supplemental Indenture described in Section 11.01 hereof, each of the Restricted Subsidiaries that will become Guarantors will jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:  (a) the principal of and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.  Each Guarantor shall agree that this is a guarantee of payment and not a guarantee of collection.

Each Guarantor shall agree that its obligations with regard to its Note Guarantee shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.  Each Guarantor, to the extent permitted by law, shall waive diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that its Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, any Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or any Guarantor, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor shall agree that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Guarantor shall further agree that, as between any Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of the Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of the Note Guarantee.  The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

11.03                     Limitation on Guarantor Liability.

Each Guarantor shall confirm, and by its acceptance of Notes, each Holder hereby confirms, that it is the intention of all such parties that any Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee.  To effectuate the foregoing intention, the Trustee and the Holders hereby irrevocably agree, and the Guarantors shall irrevocably agree, that the obligations of such Guarantor will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

11.04                     Execution and Delivery of Supplemental Indenture.

To evidence its Note Guarantee set forth in Section 11.02, each Guarantor hereby agrees that the Supplemental Indenture shall be executed on behalf of such Guarantor by an Officer.  Each Guarantor hereby agrees that its Note Guarantee set forth in Section 11.02 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.  If an Officer whose signature is on the Supplemental Indenture no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee shall be valid nevertheless.

11.05                     Release of Guarantor From Its Note Guarantee.

In the event of a sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of any Guarantor held by the Company and the Restricted Subsidiaries or such Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary or if any Guarantor does not guarantee any Indebtedness under any Credit Facility (other than if such Guarantor no longer guarantees any Indebtedness under any Credit Facility as a result of payment under any guarantee of any such Indebtedness by any Guarantor); provided that a Guarantor shall not be permitted to be released from its Note Guarantee if it is an obligor with respect to Indebtedness that would not, under Section 4.09 hereof, be permitted to be incurred by a Restricted Subsidiary that is not a Guarantor, such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Equity Interests of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that the net proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture.  Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE XII

SATISFACTION AND DISCHARGE

12.01                     Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled) as to all outstanding Notes when either:

(1)                                  all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2)                                  (a)  all Notes not delivered to the Trustee for cancellation otherwise have become due and payable, will become due and payable, or may be called for redemption, within one year or have been called for redemption pursuant to the provisions described under Section 3.07 hereof, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in trust sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation,

(b)                                 the Company has paid all sums payable by it under this Indenture, and

(c)                                  the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (a) of clause (2) of this Section, the provisions of Section 12.02 and Section 8.06 shall survive.

12.02                     Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 12.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01; provided that if the Company has made any payment of principal of, premium or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE XIII

MISCELLANEOUS

13.01                     Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties shall control.

13.02                     Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

ADESA, Inc.
13085 Hamilton Crossing Boulevard
Carmel, Indiana 46032
Telecopier No.: (317) 815-0500
Attention:

With a copy to:

Skadden Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY  10036
Telecopier No.:  (212) 735-2000
Attention:  Stacy J. Kanter, Esq. and Phyllis G. Korff, Esq.

With a copy to:

Kaplan, Strangis and Kaplan, P.A.
5500 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Telecopier No.:  (612) 375-1143
Attention:  James C. Melville, Esq.

If to the Trustee:

LaSalle Bank National Association
135 South LaSalle Street, Suite 1960
Corporate Trust Services Division
Chicago, Illinois 60603
Telecopier No.:  (312) 904-2236
Attention:  Christine Linde, Vice President

The Company, any Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar.  Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA.  Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

13.03                     Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

13.04                     Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1)                                  an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)                                  an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

13.05                     Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(1)                                  a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)                                  a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)                                  a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4)                                  a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

13.06                     Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

13.07                     No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Note Guarantees, this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.

13.08                     Governing Law.

THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

13.09                     No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

13.10                     Successors.

All agreements of the Company in this Indenture and the Notes shall bind its successors.  All agreements of the Trustee in this Indenture shall bind its successors.  All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 11.05.

13.11                     Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.12                     Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

13.13                     Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

SIGNATURES

Dated as of June , 2004

ADESA, INC.

BY:
NAME:
TITLE:

LASALLE BANK NATIONAL ASSOCIATION
as Trustee

BY:
NAME:
TITLE:

S-1

EXHIBIT A

[Face of Note]

CUSIP No.

ISIN No.

   % Senior Subordinated Notes due 2012

No.	$

ADESA, INC.

promises to pay to                                                                                                                  or registered assigns, the principal sum of                                                                                                     Dollars on                                   , 2012.

Interest Payment Dates:                               and                              .

Record Dates:                               and                             .

ADESA, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

Dated: ,
,
as Trustee

By:
Authorized Signatory

[Back of Note]

    % Senior Subordinated Notes due 2012

Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture

Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.                                       INTEREST.  ADESA, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at       % per annum from June      , 2004 until maturity.  The Company will pay interest semi-annually in arrears on                       and                       of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”).  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be                  , 2004.  The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.                                       METHOD OF PAYMENT.  The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the                       or                         next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  The Notes will be payable as to principal, premium and interest at the office or agency of the Company maintained for such purpose within or without The City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest or premium on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent at least five Business Days prior to the applicable payment date.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.                                       AGENT AND REGISTRAR.  Initially,                                                         , the Trustee under the Indenture, will act as Paying Agent and Registrar.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company or any of its Subsidiaries may act in any such capacity.

4.                                       INDENTURE.  The Company issued the Notes under an Indenture dated as of June    , 2004 (“Indenture”) between the Company, the Guarantors listed on the signature page therein (the “Guarantors”) and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb).  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Notes are obligations of the Company limited to $125.0 million in aggregate principal amount.

5.                                       OPTIONAL REDEMPTION.

(a)                                  Except as set forth in clauses (b) and (c) of this paragraph 5, the Company shall not have the option to redeem the Notes pursuant to this paragraph 5 prior to                         , 2008.  Thereafter, the Company shall have the option to redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on [                     ] of the years indicated below:

Year	Percentage
2008		%
2009		%
2010 and thereafter	100.000%

(b)                                 Notwithstanding the provisions of clause (a) of this paragraph 5, at any time on or prior to           , 2008, the Company, at its option, may redeem Notes at a redemption price equal to the sum of (i) the principal amount thereof, plus (ii) accrued and unpaid interest, if any, to the redemption date, plus (iii) the Applicable Premium at the redemption date.

“Applicable Premium” means with respect to a Note at any time, the greater of (1) 1.0% of the principal amount of such Note at such time and (2) the excess of (A) the present value at such time of the principal amount of such Note plus any required premium and interest payments due on such Note from the redemption date to                     , 2008, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption or, in the case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to                         , 2008 or, in the case of defeasance, to maturity; provided, however, that if the average life to                       , 2008 or maturity, as the case may be, of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United  States Treasury securities for which such yields are given, except that if the average life to                         , 2008 or maturity, as the case may be, of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

(c)                                  At any time prior to                     , 2007, the Company may redeem at its option on any one or more occasions up to 35% of the aggregate principal amount of the Notes issued under this Indenture with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to      % of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the date of redemption; provided that (a) at least 65% of the aggregate principal amount of Notes issued under this

Indenture remains outstanding immediately after the occurrence of such redemption and (b) the redemption occurs within 90 days of the date of the closing of any such Qualified Equity Offering.

6.                                       MANDATORY REDEMPTION.

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7.                                       NOTICE OF REDEMPTION.  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address.  Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.  On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

8.                                       DENOMINATIONS, TRANSFER, EXCHANGE.  The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the succeeding Interest Payment Date.

9.                                       PERSONS DEEMED OWNERS.  The registered Holder of a Note may be treated as its owner for all purposes.

10.                                 AMENDMENT, SUPPLEMENT AND WAIVER.  Subject to certain exceptions, the Indenture, the Note Guarantees or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes and Additional Notes, if any, voting as a single class, and any existing default or compliance with any provision of the Indenture, the Note Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes and Additional Notes, if any, voting as a single class.  Without the consent of any Holder of a Note, the Indenture, the Note Guarantees or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s or Guarantor’s obligations to Holders of the Notes in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture, or to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Note Guarantee with respect to the Notes.

11.                                 DEFAULTS AND REMEDIES.  Events of Default include:  (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of principal of or premium, if any, on the Notes when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) upon acceleration or otherwise, (iii) failure by the Company to comply with Section 4.15 or 5.01 of the Indenture; (iv) failure by the Company for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with certain other agreements in the Indenture, or the Notes; (v) default under certain other agreements relating to Indebtedness of the Company which default results in the acceleration of such Indebtedness prior to its express maturity or results in the commencement of judicial proceedings to foreclose or take ownership of the assets securing such Indebtedness; (vi) certain final judgments for the payment of money in excess of $25.0 million in the aggregate that remain undischarged for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries; and (viii) any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor shall deny or disaffirm its obligations under such Guarantor’s Note Guarantee.  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable.  Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, premium or the principal of, the Notes.  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

12.                                 TRUSTEE DEALINGS WITH COMPANY.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

13.                                 NO RECOURSE AGAINST OTHERS.  A director, officer, employee, incorporator or stockholder, of the Company or any Guarantor, as such, shall not have any liability for any obligations of the Company or any Guarantor under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

14.                                 AUTHENTICATION.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

15.                                 ABBREVIATIONS.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

16.                                 CUSIP NUMBERS.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

ADESA, Inc.

13085 Hamilton Crossing Boulevard

Carmel, Indiana 46032

Attention:

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*  Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10	☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*  Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of de- crease in Principal Amount [at maturity] of this Global Note	Amount of in- crease in Principal Amount [at maturity] of this Global Note	Principal Amount [at maturity] of this Global Note following such decrease (or in- crease)	Signature of authorized offi- cer of Trustee or Note Custodian

*  This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY FUTURE GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                                , among                                            (the “Guaranteeing Subsidiary”), a subsidiary of                                     (or its permitted successor), a [Delaware] corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and LaSalle Bank National Association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of June [   ], 2004 providing for the issuance of an aggregate principal amount of up to $125,000,000 of       % Senior Subordinated Notes due 2012 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

CAPITALIZED TERMS.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

AGREEMENT TO GUARANTEE.  The Guaranteeing Subsidiary hereby agrees as follows:

(a)                                  To jointly and severally Guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Notes or the obligations of the Company hereunder or thereunder, that:

(i)                                     the principal of and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)                                  in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.

(b)                                 The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c)                                  The following is hereby waived:  diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.

(d)                                 This Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture, and the Guaranteeing Subsidiary accepts all obligations of a Guarantor under the Indenture.

(e)                                  If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any Custodian, Trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f)                                    The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g)                                 As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.

(h)                                 The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

(i)                                     Pursuant to Section 11.03 of the Indenture, after giving effect to any maximum amount and any other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 11 of the Indenture, this new Note Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guarantor under this Note Guarantee will not constitute a fraudulent transfer or conveyance.

EXECUTION AND DELIVERY.  Each Guaranteeing Subsidiary agrees that the Note Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

GUARANTEEING SUBSIDIARY MAY CONSOLIDATE, ETC. ON CERTAIN TERMS.

(j)                                     The Guaranteeing Subsidiary may not consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another corporation, Person or entity whether or not affiliated with such Guarantor unless:

(1)                                  either:

(a)                                  such Guarantor will be the surviving or continuing Person; or

(b)                                 the Person formed by or surviving any such consolidation or merger is another Guarantor or assumes, by supplemental indenture in form and substance reasonably satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor and this Indenture; and

(2)                                  immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(k)                                  Upon any consolidation, combination or merger of the Company or a Guarantor, or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which the Company or such Guarantor is merged or the Person to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor under this Indenture, the Notes and the Note Guarantees with the same effect as if such surviving entity had been named therein as the Company or such Guarantor and, except in the case of a lease, the Company or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Company’s or such Guarantor’s other obligations and covenants under the Notes, this Indenture and its Note Guarantee, if applicable.

(l)                                     Except as set forth in Articles 4 and 5 and Section 11.05 of Article 11 of the Indenture, and notwithstanding clauses (a) and (b) above, nothing contained in the Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

RELEASES.

(m)                               In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all to the capital stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that the net proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture, including without limitation Section 4.10 of the Indenture.  Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of the Indenture, including without limitation Section 4.10 of the Indenture, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

(n)                                 Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under the Indenture as provided in Article 11 of the Indenture.

NO RECOURSE AGAINST OTHERS.  No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.

NEW YORK LAW TO GOVERN.  THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

COUNTERPARTS  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

EFFECT OF HEADINGS.  The Section headings herein are for convenience only and shall not affect the construction hereof.

THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:	,

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

ADESA, Inc.

By:
Name:
Title:

Schedule I

SCHEDULE OF GUARANTORS

The following schedule lists each Guarantor under the Indenture as of the Issue Date: